Accountants' Consent


The Board of Directors
Price Communications Corporation


We consent to incorporation by reference in Registration Statement (No. 33-59592) on Form S-3 and Registration Statement (No. 33-62568) on Form S-8 of Price Communications Corporation of our report dated February 18, 1993, relating to the consolidated balance sheet of Price Communications Corporation and subsidiaries as of December 31, 1992 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows and related schedules for each of the years in the two-year period ended December 31, 1992, which report appears in the December 31, 1993 Annual Report on Form 10-K of Price Communications Corporation. Our report refers to the reorganization of Price Communications Corporation, effective December 30, 1992, under a plan confirmed by the Federal Bankruptcy Court and the adoption of a new basis of accounting whereby all remaining assets and liabilities were revalued at their estimated fair values. Our report also refers to a change in the method of accounting for income taxes in 1992 for the adoption of the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."


                                   KPMG Peat Marwick


New York, New York
March 28, 1994

                    CONSENT OF ERNST & YOUNG

We consent to the inclusion in this Annual Report (Form 10-K) of Price Communications Corporation of our report dated March 8, 1994, included in the 1993 Annual Report to Shareholders of Price
Communications Corporation.

Our audit also included the financial statement schedules of Price Communications Corporation listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement Form S-8 No. 33-62568 for the registration of 1,000,000 shares of the Company's Common Stock and in the Registration Statement Form S-3 No. 33-59592 for the registration of 5,650,609 shares of the Company's Common Stock and $16,915,000 in principal amount of the Company's 5% Senior Secured Notes due 1999.


                                   Ernst & Young

New York, New York
March 8, 1994